Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated May 24, 2012, on the financial statements and financial highlights of Pioneer Multi-Asset Ultrashort Income Fund (formerly, Pioneer Multi-Asset Floating Rate Fund)
(one of the series constituting the Pioneer Series Trust X) included in the Annual Report to the Shareowners for the year ended March 31, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 27 to the Registration Statement (Form N-1A, No. 333-89354) of Pioneer Series Trust X.


						/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 12, 2012